Exhibit 99.1

Insperity Announces Upcoming Retirement of Director Eli Jones

HOUSTON – Apr. 4, 2016 – Insperity, Inc. (NYSE: NSP), a leading provider of human resources and business performance solutions for America’s best businesses, announced today that Dr. Eli Jones has decided not to stand for re-election to the company’s board of directors and to retire from the board when his term expires at the company’s 2016 annual meeting of stockholders. The board has not yet set the date for the 2016 annual meeting.

“It has been my pleasure to serve on the Insperity board since 2004 and to work with the professionals in the Company’s outstanding sales and marketing organization,” said Dr. Jones. “With the company’s strong performance in 2015, this is an appropriate year for me to make this change, given the demands of my recent appointment as dean of the Mays Business School at Texas A&M. I believe that Insperity is well positioned for the future, and I look forward to supporting the sales organization and all of Insperity in the years ahead.”

“Eli has been a highly valued member of the board and his contributions to the company’s sales organization and marketing efforts have been significant.” said Paul J. Sarvadi, chairman and chief executive officer. “We are grateful for Eli’s leadership and guidance. On behalf of the Board and stockholders, I would like to extend my deepest gratitude to Eli for his dedication to Insperity and wish him continued success in the future.”

About Insperity

Insperity, a trusted advisor to America’s best businesses for more than 30 years, provides an array of human resources and business solutions designed to help improve business performance. Insperity® Business Performance Advisors offer the most comprehensive suite of products and services available in the marketplace. Insperity delivers administrative relief, better benefits, reduced liabilities and a systematic way to improve productivity through its premier Workforce Optimization® solution. Additional company offerings include Human Capital Management, Payroll Services, Time and Attendance, Performance Management, Organizational Planning, Recruiting Services, Employment Screening, Financial Services, Expense Management, Retirement Services and Insurance Services. Insperity business performance solutions support more than 100,000 businesses with over 2 million employees. With 2015 revenues of $2.6 billion, Insperity operates in 60 offices throughout the United States. For more information, visit http://www.insperity.com.